BNSF RAILWAY COMPANY
401(k) PLAN FOR TCU EMPLOYEES

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statement Nos. 33-62829 and 333-135894 of Burlington Northern Santa Fe Corporation on Form S-8 of our report dated June 30, 2008, appearing in this Annual Report on Form 11-K of the BNSF Railway Company 401(k) Plan for TCU Employees for the year ended December 31, 2007.

/s/ Whitley Penn LLP

Fort Worth, Texas
June 30, 2008